Exhibit 99.1

JOINT FILING AGREEMENT
 In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of Amendment No. 1 to Statement on Schedule 13D (including subsequent amendments thereto) with respect to the common stock, par value $0.001 per share, of Allogene Therapeutics, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 17th day of September, 2021.

PFIZER INC.

By: /s/ Susan Grant
Name: Susan Grant
Title: Assistant Secretary

PF EQUITY HOLDINGS 2 B.V.

By:/s/ Susan Grant
Name: Susan Grant, Attorney-in-fact on behalf of PF Equity Holdings 2 B.V.
Title: Attorney-in-fact